FOR IMMEDIATE RELEASE

Investor Relations: Scott Liolios or Cody Slach Liolios Group, Inc. Tel (949) 574-3860 info@liolios.com

Rubio’s® Restaurants, Inc. Rejects Meruelo Group Proposal and
Announces Plan to Evaluate Strategic Alternatives

CARLSBAD, CA – October 29, 2009 – Rubio’s® Restaurants, Inc. (NASDAQ: RUBO) today announced that its Board of Directors has unanimously rejected the unsolicited proposal from a group consisting of Alex Meruelo and his affiliates and Levine Leichtman Capital Partners IV, L.P. to acquire all of the Company’s outstanding common stock for $8.00 per share.  The Board, after a thorough review with management, a Special Committee of the Board and its financial and legal advisors, determined that the proposal was not in the best interests of the Company’s stockholders.

The Board has commenced a process to evaluate the Company’s strategic alternatives to enhance stockholder value, including an evaluation of the expressions of interest received by the Company.  No timetable has been set for completion of this evaluation process, and there can be no assurance that any transaction will result.  The Board has engaged Cowen and Company, LLC to provide financial advice and assist the Board with its evaluation process.

Dan Pittard, Rubio’s President and CEO, said, “We believe that Rubio’s continues to have a winning strategy for Fast Casual, which has become the fastest growing segment of the restaurant industry. We offer an attractive casual ambiance and menu selection at prices significantly below casual dining price points. Our market research confirms that a growing number of guests understand this value proposition, and we believe we are very well-positioned now and when the economy improves. Meanwhile, we believe we can continue to build stockholder value through our proactive response to the changing economy and advancing our winning strategy.  We remain confident in our ability to continue this strategy while the Board evaluates the Company’s strategic alternatives.”

The Company does not plan to make any further comment on the evaluation process until the evaluation is complete.

About Rubio’s® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio’s Fresh Mexican Grill®.  The first Rubio’s was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio.  Rubio’s is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio’s menu features seafood items including grilled mahi mahi and shrimp.  Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio’s uses canola oil with zero grams trans fat per serving.  The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex® offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico.  Headquartered in Carlsbad, California, Rubio’s operates, licenses or franchises more than 195 restaurants in California, Arizona, Colorado, Utah and Nevada.  More information can be found at www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release may contain forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, our comparable store sales results and revenues, our product, labor expenses and other restaurant costs, the success of our promotions, new product offerings and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, the adequacy of our reserves related to closed stores or stores to be sold, increased depreciation or asset write downs, our ability to manage ongoing and unanticipated costs, such as costs to comply with regulatory initiatives and litigation costs, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods, our ability to finalize our settlement of the wage and hour class action lawsuits filed in California and the effects of ever-increasing competition. These and other factors can be found in our filings with the SEC including, without limitation, in the "Risk Factors" section of our most recent Annual Report on Form 10-K. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.